Exhibit (n)(2)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Financial Highlights” and “Senior Securities” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information, each dated May 8, 2026, and each included in the Registration Statement (Form N-2) of Tortoise Energy Infrastructure Corporation (the “Registration Statement”).

We also consent to the incorporation by reference of our reports dated January 29, 2025 and January 28, 2021, with respect to the consolidated financial statements and financial highlights of Tortoise Energy Infrastructure Corporation included in the Annual Reports to Shareholders (Form N-CSR) for the years ended November 30, 2024 and November 30, 2020, respectively into this Registration Statement, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Minneapolis, Minnesota
May 8, 2026